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TSAC CORP. Extends Tender Offer for Little Switzerland, Inc.

      New York, NY, September 12, 2002 - Tiffany & Co. (NYSE: TIF) announced today that its wholly-owned subsidiary, TSAC Corp., has extended its tender offer for all of the shares of Little Switzerland, Inc. (OTCBB: LSVI.OB) until 5:00 p.m., New York City time, on September 27, 2002. The offer period is being extended at the request of Little Switzerland in order to provide Little Switzerland additional time to comply with its Securities and Exchange Commission filing requirements. Approximately 921,000 shares (approximately 6% of the outstanding shares) have been tendered to date. The shares tendered to date, when added to the shares already held by Tiffany and the shares to be purchased from Seymour Holtzman and certain of his affiliates, including Jewelcor Management, Inc., pursuant to a separate stock purchase agreement, represent approximately 61% of the total outstanding shares.

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Tiffany & Co. is the internationally renowned jeweler and specialty retailer.
Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations, anticipations, beliefs, hopes, intentions, or strategies for the future. Readers are cautioned not to place undue reliance on forward-looking statements. All such forward-looking statements are based upon information available to Tiffany & Co. on the date this release is issued. Tiffany & Co. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF LITTLE SWITZERLAND. TIFFANY & CO. HAS FILED AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RELATING TO ITS OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF LITTLE SWITZERLAND. BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER, ALL STOCKHOLDERS OF LITTLE SWITZERLAND ARE STRONGLY ADVISED TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL FILED WITH THE SEC AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT THAT LITTLE SWITZERLAND HAS FILED WITH THE SEC BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING MORROW & CO., INC. AT 1-800-607-0088.